                                                                     Exhibit 3.1

                         RECKSON ASSOCIATES REALTY CORP.

                              ARTICLES OF AMENDMENT


THIS IS TO CERTIFY THAT:

      FIRST: The charter ("Charter") of Reckson Associates Realty Corp., a Maryland corporation (the "Corporation"), is hereby amended by deleting Article VI, Section 1 in its entirety and by adding a new Article VI, Section 1 to read as follows:

            "Section 1. Authorized Shares. The Corporation has authority to issue 200,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock"), 25,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"), and 75,000,000 shares of Excess Stock, $0.01 par value per share ("Excess Stock"). The aggregate par value of all authorized shares of stock having par value is $3,000,000."

      SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 100,000,000 shares of Common Stock, $0.01 par value per share, 25,000,000 shares of Preferred Stock, $0.01 par value per share, and 75,000,000 shares of Excess Stock, $0.01 par value per share. The aggregate par value of all shares of stock having par value was $2,000,000.

      THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 200,000,000 shares of Common Stock, $0.01 par value per share, 25,000,000 shares of Preferred Stock, $0.01 par value per share, and 75,000,000 shares of Excess Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $3,000,000.

      FOURTH: The foregoing amendment has been advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law and the Charter.

      FIFTH: The undersigned Chief Executive Officer and President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 25th day of May, 2005.

ATTEST:                               RECKSON ASSOCIATES REALTY CORP.



  /s/ Jason Barnett                   By: /s/ Scott Rechler         (SEAL)
------------------------                  ------------------------------
Jason Barnett                             Scott Rechler
Secretary                                 Chief Executive Officer and President






                                       2